Exhibit 99.2

THE SECURITIES TO BE ACQUIRED PURSUANT TO THIS SUBSCRIPTION AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OR ANY OTHER JURISDICTION. IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THE SECURITIES UNLESS THE INVESTOR INTENDS TO ACQUIRE THE SECURITIES FOR PURPOSES OF INVESTMENT RATHER THAN RESALE.  THE REPRESENTATIONS MADE HEREIN WILL BE RELIED UPON BY NORTHERN OIL AND GAS, INC. IN COMPLYING WITH ITS OBLIGATIONS UNDER APPLICABLE SECURITIES LAWS.  THERE ARE FURTHER RESTRICTIONS ON THE TRANSFERABILITY OF THE SECURITIES DESCRIBED HEREIN.

THE PURCHASE OF THE SECURITIES INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN BEAR THE RISK OF THE LOSS OF THEIR ENTIRE INVESTMENT.

Subscription Agreement

THIS SUBSCRIPTION AGREEMENT, is entered into effective January 31, 2018 (this “Subscription Agreement”), between Northern Oil and Gas, Inc., a corporation organized under the laws of Minnesota (“Company”), and TRT Holdings, Inc. (“Investor”).

WHEREAS, the Company desires to sell and Investor desires to purchase the Company’s common stock, par value $0.001 (the “Common Stock”), pursuant to the terms and conditions hereof.

WHEREAS, the Company has entered into that certain Exchange Agreement, dated as of January 31, 2018, with certain holders (the “Noteholders”) of its 8.000% Senior Notes due 2020 (the “Notes”), pursuant to which, amongst other things, the Noteholders have agreed, subject to certain specified conditions set forth therein, to exchange $496,683,000 aggregate principal amount of Notes for, (i) $344,279,000 aggregate principal amount of Senior Secured Second Lien Notes of the Company and (ii) an aggregate of 51,624,964 shares of Common Stock, which number of shares of Common Stock is subject to adjustment to the extent any Common Stock is issued or sold under the Equity Raise (as defined below) at a gross price lower than $3.00 per share (the “Exchange Transaction”).

WHEREAS, the Company will reincorporate in Delaware by filing a Certificate of Incorporation in the form attached as Exhibit B (as it may be amended, restated, supplemented, increased and extended or otherwise modified from time to time, the “Delaware Charter”) at or prior to the Closing (as defined herein).

WHEREAS, the Company intends to raise at least $156.0 million in total value prior to or contemporaneously with the Closing, which shall be comprised of (A) at least 50% in new cash contributions from the sale of Common Stock, including the commitments received under this Subscription Agreement and subscription agreements from other investors, as of the date hereof, totaling $40.0 million; and (B) no more than 50% from the fair market value (as determined by an opinion of a reputable valuation or investment bank mutually acceptable to both the Company and the Noteholders) of additional assets acquired by the Company on or prior to the Closing, which assets shall represent non-operating interests in oil and gas properties in the Williston Basin shale play (such transactions (other than pursuant to option awards, stock appreciation right awards, restricted stock awards, stock unit awards, cash incentive awards or other stock-based awards or rights granted under the Company’s 2013 Incentive Plan (or any predecessor plan), as the same may be amended from time to time), the “Equity Raise”).

WHEREAS, the Investor understands that the offering is being made without registration of the Common Stock under the Securities Act of 1933, as amended (the “Securities Act”), or any securities law of any state of the United States or of any other jurisdiction, and is being made only to “accredited investors” (as defined in Rule 501 of Regulation D under the Securities Act).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Subscription. Subject to the terms and conditions of this Subscription Agreement, on the date of the Closing referred to in Section 4 hereof, the Investor shall purchase from the Company, and the Company shall issue and sell to the Investor, 3,333,333 shares of Common Stock (the “Securities”) for a price of $3.00 per share for the aggregate purchase price of $10,000,000 (the “Aggregate Purchase Price”), which is payable as described in Section 5 hereof and subject to reduction as set forth below; provided, however, that to the extent that the Company issues or sells any Common Stock under the Equity Raise at a gross price lower than $3.00 per share, the Aggregate Purchase Price shall not change, but the price paid per share will equal the lowest gross price at which any such share of Common Stock is issued or sold, at or prior to the Closing, in connection with the Equity Raise and the number of Securities issued to the Investor shall equal (A) the number of Securities set forth above, multiplied by (B) the quotient of $3.00 divided by the lowest gross price at which any such share of Common Stock is issued or sold in connection with the Equity Raise. To the extent that the Company issues or sells any Common Stock, at or prior to the Closing, under the Equity Raise with any material terms (excluding for this purpose, any lock-up provisions) that are superior to the terms of this Subscription Agreement with respect to the Investor, the Investor shall be entitled to receive such terms in connection with this Subscription Agreement. The Investor acknowledges that the Securities will be subject to restrictions on transfer as described in this Subscription Agreement.  The Investor and the Company acknowledge and agree that (a) this subscription is irrevocable and (b) this subscription is subject to (i) (A) the satisfaction of all conditions precedent to the consummation of the Exchange Transaction and (B) the contemporaneous closing of the Exchange Transaction, including the Company’s receipt of at least $156.0 million in total value in connection with (and in accordance with) the Equity Raise and (ii) the Company’s acceptance of this subscription pursuant to Section 3 hereof.  Notwithstanding anything to the contrary contained herein or in the Exchange Agreement, the Investor may, but shall not be obligated to, reduce the amount of Common Stock required to be purchased pursuant to this Subscription Agreement if the Company shall, pursuant to the Equity Raise, have received commitments for purchases or issuances of

Common Stock in an amount in excess of $156.0 million.  Such reduction shall be in an amount up to the amount of such excess as determined by the Investor in consultation with the Company.

2.             Terms of Common Stock. The Securities shall have the terms as set forth in the Delaware Charter. The Securities shall initially be un-certificated; provided, that, upon the request of the Investor, the Company shall issue to such Investor certificates in respect of such shares and such certificates shall bear an appropriate legend referring to the fact that the Securities were sold in reliance upon an exemption from registration under the Securities Act.

3.             Acceptance of Subscription and Issuance of Securities. It is understood and agreed that the Company shall have the sole right to accept or reject this subscription, in whole or in part, for any reason and that the same shall be deemed to be accepted by the Company only when it is signed by a duly authorized officer of the Company and delivered to the Investor at the Closing referred to in Section 4 hereof.

4.             The Closing. The closing of the purchase and sale of the Securities (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 609 Main Street, Houston, Texas 77002, contemporaneous with the closing of the Exchange Transaction.

5.             Payment for Securities. Payment for the Securities shall be received by the Company from the Investor by wire transfer of immediately available funds or other means approved by the Company at or prior to the Closing, in an amount equal to the Aggregate Purchase Price.

6.             Representations and Warranties of the Company. As of the date hereof and the Closing, the Company represents and warrants that:

(a)           The Company is (i) duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization and has full power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (ii) duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any such failures to be so qualified or licensed and in good standing have not had and would not, individually or in the aggregate, reasonably be expected to (A) have a material adverse effect on the assets, liabilities, condition (financial or otherwise), business, prospects or results of operations of the Company taken as a whole, or (B) impair, prevent or materially delay the performance by the Company of any of its obligations under this Subscription Agreement.

(b)           Upon issuance in accordance herewith, the Securities issuable hereunder will be duly authorized, validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Subscription Agreement or restrictions that may arise under U.S. federal or state securities laws.

(c)           The Company has full power and authority to execute this Subscription Agreement. The execution and delivery by the Company of this Subscription Agreement have been duly authorized by all necessary action, other than the approval of the board of directors of the Company after reincorporation in Delaware. The Subscription Agreement, when executed and delivered by the Company, shall constitute a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application relating to or affecting the enforcement of creditors’ rights generally or (ii) as limited by laws relating to availability of specific performance, injunctive relief, or other equitable remedies.

(d)           Assuming the accuracy of the representations made by the Investor in Section 7 of this Subscription Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by this Subscription Agreement, except for (a) filings pursuant to Regulation D of the Securities Act, and applicable state securities laws, which have been made or will be made in a timely manner and (b) the filing of the Delaware Charter to reincorporate the Company in Delaware.

(e)           Neither the Company nor any of its affiliates (as defined in Rule 501(b) of Regulation D) has, directly or through any agent, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act), that is or will be integrated with the sale of the Securities in a manner that would require registration of the Securities under the Securities Act.

7.             Representations, Warranties and Covenants of the Investor. The Investor hereby represents and warrants to and covenants with the Company that:

(a)           General.

(i)            The Investor has full power and authority to purchase the Securities, execute this Subscription Agreement and to perform all obligations required to be performed by the Investor hereunder, and such purchase will not contravene any law, rule or regulation binding on the Investor or any investment guideline or restriction applicable to the Investor. The execution and delivery by the Investor of this Subscription Agreement and the purchase of the Securities have been duly authorized by all necessary action. The Subscription Agreement, when executed and delivered by the Investor, shall constitute the valid and legally binding obligations of the Investor, enforceable against the Investor in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application relating to or affecting the enforcement of creditors’ rights generally or (ii) as limited by laws relating to availability of specific performance, injunctive relief, or other equitable remedies.

(ii)           The Investor is a resident of the state set forth on the signature page hereto and is not acquiring the Securities as a nominee or agent or otherwise for any other person.

(iii)          The Investor will comply with all applicable laws and regulations in effect in any jurisdiction in which the Investor purchases or sells Securities and obtain any consent, approval or permission required for such purchases or sales under the laws and regulations of any jurisdiction to which the Investor is subject or in which the Investor makes such purchases or sales, and the Company shall have no responsibility therefor.

(iv)          No consent of, or registration, declaration or filing with, any third party or any governmental entity is required to be obtained or made by or with respect to the Investor in connection with the execution, delivery and performance of this Subscription Agreement.

(b)           Information Concerning the Company.

(i)            The Investor has not been furnished any offering literature.

(ii)           The Investor confirms that is has been provided a copy of the form of the Exchange Agreement.

(iii)          The Investor understands and accepts that the purchase of the Securities involves various risks. The Investor represents that it is able to bear any loss associated with an investment in the Securities.

(iv)          The Investor confirms that it is not relying on any communication (written or oral) of the Company or any of its affiliates, as investment advice or as a recommendation to purchase the Securities. It is understood that information and explanations related to the terms and conditions of the Securities provided by the Company or any of its affiliates shall not be considered investment advice or a recommendation to purchase the Securities, and that neither the Company nor any of its affiliates is acting or has acted as an advisor to the Investor in deciding to invest in the Securities. The Investor acknowledges that neither the Company nor any of its affiliates has made any representation regarding the proper characterization of the Securities for purposes of determining the Investor’s authority to invest in the Securities.

(v)           The Investor is familiar with the business and financial condition and operations of the Company. The Investor has had access to such information concerning the Company and the Securities as it deems necessary to enable it to make an informed investment decision concerning the purchase of the Securities, including the Company’s annual, quarterly and current reports, proxy statements and other information filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended.

(vi)          The Investor understands that, unless the Investor notifies the Company in writing to the contrary at or before the Closing, each of the Investor’s representations and warranties contained in this Subscription Agreement will be deemed to have been reaffirmed and confirmed as of the Closing, taking into account all information received by the Investor.

(vii)         The Investor acknowledges that the Company has the right, subject to the terms of the Exchange Agreement, to abandon this private placement at any time prior to the completion of the offering. This Subscription Agreement shall thereafter have no force or effect and the Company shall return the previously paid subscription price of the Securities, without interest thereon, to the Investor.

(viii)        The Investor understands that no federal or state agency has passed upon the merits or risks of an investment in the Securities or made any finding or determination concerning the fairness or advisability of this investment.

(c)           Non-reliance.

(i)            The Investor confirms that the Company has not (A) given any guarantee or representation as to the potential success, return, effect or benefit (either legal, regulatory, tax, financial, accounting or otherwise) of an investment in the Securities or (B) made any representation to the Investor regarding the legality of an investment in the Securities under applicable legal investment or similar laws or regulations. In deciding to purchase the Securities, the Investor is not relying on the advice or recommendations of the Company and the Investor has made its own independent decision that the investment in the Securities is suitable and appropriate for the Investor.

(d)           Status of Investor.

(i)            The Investor has such knowledge, skill and experience in business, financial and investment matters that the Investor is capable of evaluating the merits and risks of an investment in the Securities. With the assistance of the Investor’s own professional advisors, to the extent that the Investor has deemed appropriate, the Investor has made its own legal, tax, accounting and financial evaluation of the merits and risks of an investment in the Securities and the consequences of this Subscription Agreement. The Investor has considered the suitability of the Securities as an investment in light of its own circumstances and financial condition and the Investor is able to bear the risks associated with an investment in the Securities and its authority to invest in the Securities.

(ii)           The Investor is an “accredited investor” as defined in Rule 501(a) under the Securities Act. The Investor agrees to furnish any additional information requested by the Company or any of its affiliates to assure compliance with applicable U.S. federal and state securities laws in connection with the purchase and sale of the Securities.

(iii)          The Investor has duly executed and delivered to the Company a completed Investor Questionnaire attached hereto as Exhibit A and will notify the Company of any change in such information prior to the Closing.

(e)           Restrictions on Transfer or Sale of Securities.

(i)            The Investor is acquiring the Securities solely for the Investor’s own beneficial account, for investment purposes, and not with a view to, or for resale in connection with, any distribution of the Securities, including any present arrangement or understanding with any other persons regarding the distribution of such Securities. The Investor understands that the Securities have not been registered under the Securities Act or any state securities laws by reason of specific exemptions under the provisions thereof which depend in part upon the investment intent of the Investor and of the other representations made by the Investor in this Subscription Agreement. The Investor understands that the Company is relying upon the representations and agreements contained in this Subscription Agreement (and any supplemental information) for the purpose of determining whether this transaction meets the requirements for such exemptions.

(ii)           The Investor understands that the Securities are “restricted securities” under applicable federal securities laws and that the Securities Act and the rules of the U.S. Securities and Exchange Commission (the “Commission”) provide in substance that the Investor may dispose of the Securities only pursuant to an effective registration statement under the Securities Act or an exemption therefrom, and the Investor understands that the Company has no obligation or intention to register any of the Securities, or to take action so as to permit sales pursuant to the Securities Act (including Rule 144 thereunder). Accordingly, the Investor understands that under the Commission’s rules, the Investor may dispose of the Securities principally only in “private placements” which are exempt from registration under the Securities Act, in which event the transferee will acquire “restricted securities” subject to the same limitations as in the hands of the Investor. Consequently, the Investor understands that the Investor must bear the economic risks of the investment in the Securities for an indefinite period of time and the Securities must be indefinitely held unless subsequently registered under the Securities Act and any applicable state securities or blue sky laws, or sold or otherwise transferred pursuant to exemptions from registration under the Securities Act or such other laws.

(iii)          The Investor agrees: (A) that the Investor will not sell, assign, distribute, exchange, pledge, give, transfer or otherwise dispose of the Securities or any interest therein, or make any offer or attempt to do any of the foregoing, except pursuant to a registration of the Securities under the Securities Act and all applicable state securities laws, or in a transaction which is exempt from the registration provisions of the Securities Act and all applicable state securities laws; (B) that any certificates representing the Securities will bear a legend making reference to the foregoing restrictions; and (C) that the Company and its affiliates shall not be required to give effect to any purported transfer of such Securities except upon compliance with the foregoing restrictions.

(iv)          The Investor acknowledges that neither the Company nor any other person offered to sell the Securities to it by means of any form of general solicitation or advertising, including but not limited to: (A) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or (B) any seminar or meeting whose attendees were invited by any general solicitation or general advertising.

(v)           During the 90 calendar days immediately following the date of Closing (the “Lock-up Period”), the Investor agrees that it shall not, and it shall cause each of its affiliates not to, directly or indirectly, (A) offer for sale, sell, pledge or otherwise dispose of any of the

Securities, (B) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of the Securities, whether any such transaction described in clause (A) or (B) of this Section 7(e)(v) is to be settled by delivery of the Securities or other securities, in cash or otherwise; provided, however, this Section 7(e)(v) shall not restrict transfers of Securities, or any security convertible into shares of Common Stock, to a Permitted Transferee, provided that such Permitted Transferee agrees to be bound by the terms of this Section 7(e)(v).  For purposes of this Section 7(e)(v), “Permitted Transferee” shall mean, with respect to the Investor, (a) an affiliate of the Investor or any investment fund or other entity controlled or managed by the Investor; (b) any trust for the primary benefit of the Investor’s spouse, domestic partner, parents, parents-in-law, siblings, children, grandchildren and any other natural person who occupies the same principal residence as the Investor, and the spouses, domestic partners, descendants and ancestors of each of the foregoing (“Family Member”); provided that, in each case, either (i) such Investor or (ii) a bona fide third-party trustee continues to hold, directly or indirectly, 100% of the voting interests of such trust until the death or legal incapacity of such Investor; (c) any entity of which such Investor and any Permitted Transferees or Family Members of such Investor collectively are beneficial owners of 100% of the equity interests; provided that, either (i) such Investor or (ii) a bona fide third-party trustee continues to hold, directly or indirectly, 100% of the voting interests of such entity until the death or legal incapacity of such Noteholder; or (d) any trust or non-profit corporation that (i) has obtained recognition of its tax exempt status under Section 501(c)(3) of the Internal Revenue Code of 1986 and (ii) is controlled by such Investor.

8.             Obligations Irrevocable. The obligations of the Investor shall be irrevocable.

9.             Legend. The certificates representing the Securities sold pursuant to this Subscription Agreement, if any, will be imprinted with a legend in substantially the following form:

“THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD, ASSIGNED, DISTRIBUTED, EXCHANGED, PLEDGED, GIVEN OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS THE COMPANY HAS RECEIVED A WRITTEN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS.”

10.          Waiver, Amendment. Neither this Subscription Agreement nor any provisions hereof shall be modified, changed, discharged or terminated except by an instrument in writing, signed by the party against whom any waiver, change, discharge or termination is sought.

11.          Assignability. Neither this Subscription Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by either the Company or the Investor without the prior written consent of the other party.

12.          Waiver of Jury Trial. THE INVESTOR IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT.

13.          Submission to Jurisdiction. With respect to any suit, action or proceeding relating to any offers, purchases or sales of the Securities by the Investor (“Proceedings”), the Investor irrevocably submits to the jurisdiction of the federal or state courts located in the Borough of Manhattan in New York City, which submission shall be exclusive unless none of such courts has lawful jurisdiction over such Proceedings.

14.          Governing Law. This Subscription Agreement shall be governed by and construed in accordance with the laws of the State of New York.

15.          Section and Other Headings. The section and other headings contained in this Subscription Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Subscription Agreement.

16.          Counterparts. This Subscription Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

17.          Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed effectively given upon the earlier of actual receipt, or (a) when so delivered by hand, (b) if delivered by electronic mail during normal business hours of the recipient, when sent, and if not delivered during normal business hours, then on the recipient’s next business day, (c) if delivered by registered or certified mail, return receipt requested, postage prepaid, three (3) business days after mailing or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery,  with written verification of receipt, as follows or to such other address as shall be given in writing by any party to the other:

If to the Company:	Northern Oil and Gas, Inc. 601 Carlson Pkwy — Suite 990 Minnetonka, Minnesota 55305 Fax: 952-476-9801 Attention: Chief Financial Officer

with a copy to:	Jones Day 250 Vesey Street New York, New York 10281 Email: sgreenberg@jonesday.com Attention: Scott J. Greenberg

If to the Investor:	TRT Holdings, Inc. 4001 Maple Avenue, Suite 600 Dallas, Texas 75219 E-mail: pjorge@trtholdings.com Attention: Paul A. Jorge

18.          Binding Effect. The provisions of this Subscription Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

19.          Survival. All representations, warranties and covenants contained in this Subscription Agreement shall survive (i) the acceptance of the subscription by the Company and the Closing and (ii) the death or disability of the Investor.

20.          Notification of Changes. The Investor hereby covenants and agrees to notify the Company upon the occurrence of any event prior to the closing of the purchase of the Securities pursuant to this Subscription Agreement which would cause any representation, warranty, or covenant of the Investor contained in this Subscription Agreement to be false or incorrect.

21.          Severability. If any term or provision of this Subscription Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Subscription Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

22.          Termination. This Subscription Agreement shall terminate at any time prior to the Closing, upon the agreement of the parties and the Noteholders in writing.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Investor has duly executed this Subscription Agreement as of the date first written above.

State/Country of Domicile or Formation:   Texas

Aggregate Subscription Amount: $  10,000,000

INDIVIDUAL INVESTOR:

(Signature)

(Name — Please Print)

(Signature of Spouse if Purchasing Jointly or if Community Property Jurisdiction)

(Name of Spouse if Purchasing Jointly or if Community Property Jurisdiction — Please Print)

(Primary Place of Residence)

(City, State and Country)

(Telephone Number)

CORPORATION, LIMITED LIABILITY COMPANY, PARTNERSHIP, TRUST, CUSTODIAL ACCOUNT OR OTHER INVESTOR:

TRT Holdings, Inc.
(Name of Entity — Please Print)

By:	/s/ Paul A. Jorge
(Signature)

	Name:	Paul A. Jorge
(Please Print)

	Title:	Vice President

Address:	4001 Maple Avenue
Suite 600
Dallas, Texas 75219

(Telephone Number) (214) 283-8500

The offer to purchase Securities as set forth above is confirmed and accepted by the Company as to 3,333,333 shares of Common Stock.

NORTHERN OIL AND GAS, INC.

By	/s/ Erik Romslo
Name:	Erik Romslo
Title:	EVP, General Counsel & Secretary